                                     364-DAY
                            REVOLVING CREDIT FACILITY

                            Dated as of June 10, 1997


       TRIGEN ENERGY CORPORATION, a Delaware corporation, the BANKS listed on the signature pages hereof, and SOCIETE GENERALE, as Issuing Bank and as Agent, agree as follows (with certain terms used herein being defined in Article 10):


                                   ARTICLE 1.

                                 CREDIT FACILITY

       Section 1.01. Credit Extension. In conjunction with and in addition to the Other Credit Facility, this revolving credit facility available to the Borrower on the Agreement Date pursuant to this Agreement is Thirty-Five Million Dollars ($35,000,000).

       (a) Commitment to Lend. Upon the terms and subject to the conditions of this Agreement, each Bank agrees to make, from time to time during the Facility Period, one or more Loans to the Borrower in an aggregate unpaid principal amount not exceeding at any time such Bank's Commitment at such time minus the aggregate of such Bank's Letter of Credit Amounts and such Bank's Percentage Interest of Unreimbursed Letter of Credit Obligations at such time. Subject to
Section 1.06 and the other terms and conditions of this Agreement, the Loans may, at the option of the Borrower, be made as, and from time to time continued as or converted into, Base Rate or Eurodollar Rate Loans of any permitted Type, or any combination thereof.

       (b) Commitments to Issue Letters of Credit. (i) Amounts of Letters of Credit. Upon the terms and subject to the conditions of this Agreement, the Issuing Bank shall issue, from time to time during the Facility Period, one or more Letters of Credit for the account of the Borrower, provided that (A) the aggregate of all Letter of Credit Amounts, Unreimbursed Letter of Credit Obligations and the aggregate unpaid principal amount of all Loans at any time shall not exceed the maximum amount of the Facility at such time and (B) in the case of a Bank, the aggregate of such Bank's Letter of Credit Amounts, and such Bank's Percentage Interest in the Unreimbursed Letter of Credit Obligations and the Loans shall not exceed such Bank's Commitment at such time.

       (ii)  Terms of Letters of Credit.  Each Letter of Credit:

      (A) May be a standby Letter of Credit in support of Liabilities of the Borrower or one or more of the Borrower's Subsidiaries, in each case, that arise in the ordinary course of business and are in respect of general corporate purposes of the Borrower or such Subsidiaries, as the case may be;

      (B) Shall be (1) denominated only in Dollars and shall be issued on terms and conditions satisfactory to the Issuing Bank, and (2) in a stated amount of not less than One Hundred Thousand Dollars ($100,000);

      (C) Shall have an expiration date occurring not later than the Termination Date;

      (D)  Shall be subject to the Uniform Customs; and

      (E) Shall contain such other terms and conditions as may be approved by the Issuing Bank and the Agent.

       (c) Extension of Facility Period. The initial Facility Period shall be three hundred sixty four (364) days. Seventy-Five days before the end of a Facility Period, the Borrower may request that the Banks extend the Facility Period by another 364-day period. Such a request shall be in writing (and shall be irrevocable) and shall be delivered to Agent with such other documentation as the Agent may request. Each Bank, the Agent and the Issuing Bank each in its sole discretion may, but shall not be required to, grant such a 364-day extension to the Facility Period and shall submit to the Agent and Issuing Bank its written consent to such extension of the Facility Period. The Agent will notify the Borrower in writing one month before the end of the Facility Period as to whether the 364-day extension will be granted and to advise the Borrower of the new Termination Date and any other conditions to such extension, provided that in the absence of such a notice by the Agent, the extension request will be deemed denied.

       Section 1.02.  Disbursement of Loans and Issuance of Letters of Credit.
(a) Manner of Borrowing. (i) The Borrower shall give the Agent notice (which shall be irrevocable) no later than 10:00 a.m. (New York time) on, in the case of Base Rate Loans, the Business Day for the making of such Loans, and, in the case of Eurodollar Rate Loans, the third Eurodollar Business Day before the requested date for the making of such Loans. Each such notice shall be in the form of Schedule 1.02(a) and shall specify (A) the requested date for the making of the requested Loans, which shall be, in the case of Base Rate Loans, a Business Day and, in the case of Eurodollar Rate Loans, a Eurodollar Business Day, (B) the Type or Types of Loans requested and (C) the amount of each such Type of Loan, the aggregate of which amounts for all Types of Loans requested to be made on the requested date shall be at least Two Million Dollars ($2,000,000) or such greater amount in increments of One Hundred Thousand Dollars ($100,000), and shall not exceed the maximum amount that can then be borrowed hereunder. Upon receipt of any such notice, the Agent shall promptly notify each Bank of the contents thereof and of the amount and Type of each Loan to be made by such Bank on the requested date specified therein.

       (ii) Not later than 1:00 p.m. (New York time) on each requested date for the making of Loans, each Bank shall make available to the Agent, in Dollars in funds immediately available to the Agent at the Agent's Office, the Loans to be made by such Bank on such date. Any Bank's failure to make any Loan to be made by it on the requested date therefor shall not relieve any other Bank of its obligation to make any Loan to be made by such other Bank on such date, but such other Bank shall not be liable for such failure.

       (iii) Unless the Agent shall have received notice from a Bank prior to 12:00 noon (New York time) on the requested date for the making of any Loans that such Bank will not make available to the Agent the Loans requested to be made by such Bank on such date, the Agent may assume that such Bank has made such Loans available to the Agent on such date in accordance with Section 1.02(a)(ii) and the Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount on behalf of such Bank. If and to the extent such Bank shall not have so made available to the Agent, the Loans requested to be made by such Bank on such date and the Agent shall have so made available to such Borrower a corresponding amount on behalf of such Bank, such Bank shall, on demand, pay to the Agent such corresponding amount together with interest thereon, for each day from the date such amount shall have been so made available by the Agent to such Borrower until the date such amount shall have been repaid to the Agent, at the Federal Funds Rate until (and including) the third Business Day after demand is made and thereafter at the Base Rate. If such Bank does not pay such corresponding amount promptly upon the Agent's demand therefor, the Agent shall promptly notify the Borrower and the Borrower shall immediately repay such corresponding amount to the Agent together with accrued interest thereon at the applicable rate or rates provided in Section 1.03(a).

       (iv) All Loans made available to the Agent in accordance with Section 1.02(a)(ii) shall be disbursed by the Agent not later than 1:00 p.m. (New York time) on the requested date therefor in Dollars in funds immediately available to the Borrower by credit to an account of such Borrower at the Agent's Office or in such other manner as may have been specified in the applicable notice and as shall be acceptable to the Agent.

       (b)  (i)  Manner of Issuance and Amendment of Letters of Credit.  (A)
The Borrower shall request the issuance or amendment of a Letter of Credit by delivering to the Issuing Bank, at least 30 Business Days before the amendment under the terms of the Letter of Credit, (1) in the case of any such issuance or amendment, a duly completed and executed request for the issuance or amendment of such Letter of Credit substantially in the form of Schedule 1.02(b) (to which request shall be attached, the duly executed form attached as Exhibit A to
Schedule 1.02(b), with a notation on such form indicating that such letter of credit is a Letter of Credit issued pursuant to and in accordance with the terms of the Facility), provided that if such request is transmitted to the Issuing Bank by facsimile, the original of such request shall be provided to the Issuing Bank as soon as practicable thereafter, and (2) in the case of any such issuance, if the desired form of Letter of Credit is different from the Issuing Bank's standard form, (x) such request shall be accompanied by a copy of such desired form of Letter of Credit and (y) the Issuing Bank may, but shall not be required to, issue the Letter of Credit in the requested non-standard form and may, in any case, require more than three Business Days after receipt of such a request to issue a non-standard form of Letter of Credit.

       (B) The Issuing Bank shall, on the date of each issuance or amendment of a Letter of Credit, give the Agent, each other Bank and the Borrower notice of such issuance or amendment, accompanied by a copy to the Agent of such Letter of Credit or amendment.

       (ii) Acquisition of Participations Upon Issuance. Upon the date of issuance of a Letter of Credit, the Issuing Bank shall be deemed to have granted to each Bank (other than the Issuing Bank), and each Bank (other than the Issuing Bank) shall be deemed to have acquired from the Issuing Bank, without further action by any party hereto, a participation in such Letter of Credit, Unreimbursed Letter of Credit Obligations, and any Drawings that may at any time be made thereunder, to the extent of such Bank's Percentage Interest.

       (iii) Certain Responsibilities in Respect of Letters of Credit. Neither the Issuing Bank nor any Bank shall be responsible for:

      (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for or issuance of a Letter of Credit;

      (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part;

      (C) the failure of any request for a Drawing under a Letter of Credit to strictly comply with conditions required in order to draw on such Letter of Credit, except, in the case only of the Issuing Bank, under the circumstances specified in the last sentence of Section 1.04(b)(iv);

      (D) except to the extent caused by the gross negligence or willful misconduct of the Agent or the Issuing Bank, errors, omissions, interruptions or delays in transmissions or delivery of any messages, by mail, cable, telex or otherwise, whether or not in cipher;

      (E)  errors in interpretation of technical terms;

      (F) any loss or delay in the transmission of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

      (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any Drawing under such Letter of Credit; and

      (H) any consequence arising from causes beyond the control of the Issuing Bank, including, without limitation, any change in Applicable Law.

       Section 1.03. Interest. (a) Rates. (i) Each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to (A) so long as it is a Base Rate Loan, the Base Rate as in effect from time to time and
(B) so long as it is a Eurodollar Rate Loan, the applicable Eurodollar Rate plus the applicable Eurodollar Rate Margin, and (ii) each other amount outstanding under the Loan Documents shall bear interest at a rate per annum equal to the Base Rate as in effect from time to time. Any overdue principal of or interest on any Loan or Drawing and, to the maximum extent permitted by Applicable Law, each other amount due and payable under the Loan Documents shall bear interest at a rate per annum equal to the applicable Post-Default Rate.

       (b) Payment. Interest shall be payable, (i) on each Interest Payment Date, (ii) in the case of any Loan when such Loan shall be due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise) or, in the case of Loans, converted, but only to the extent then accrued on the amount then so due or converted, and (iii) in the case of all other amounts due and payable under the Loan Documents, on demand. Interest at the Post-Default Rate shall be payable on demand.

       (c) Conversion; Maximum Interest Rate; Additional Interest on Eurodollar Loans. The provisions of Article 1, Section 1.03(c), (d) and (e) of the Other Credit Facility are incorporated in their entirety by reference in this Agreement to the extent as if fully set forth herein.

       Section 1.04. Repayment. (a) Loans. The Loans shall mature and become due and payable, and shall be repaid by the Borrower, in full on the Maturity Date.

       (b) Letters of Credit. (i) Drawings shall mature and become due and payable, and shall be repaid by the Borrower in full on the date such Drawing is disbursed. The Borrower agrees to reimburse the Issuing Bank on each such date for all amounts paid by the Issuing Bank for (x) all Drawings disbursed; and (y) any Taxes, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment.

       (ii) The Issuing Bank shall promptly notify (A) the Borrower, the Agent and each Bank of its receipt of a Drawing request with respect to such Letter of Credit, stating the date and amount of the Drawing requested and (B) the Borrower of the date and amount of each Drawing made pursuant to such request. The Issuing Bank's failure to give, or delay in giving, any such notice shall not release or diminish the obligations hereunder of the Borrower and each Bank in respect of such Drawing.

       (iii) If the Borrower fails to pay to the Issuing Bank in full the principal amount of, together with interest accrued on, a Drawing in accordance with Section 1.04(b)(ii), each other Bank shall pay to the Issuing Bank, upon demand, its Percentage Interest of such unpaid amount, in Dollars in funds immediately available to the Issuing Bank at the Issuing Bank's Office on, if such demand is made not later than 1:00 p.m. on such Business Day, and, if not, the next Business Day, together with interest on such amount from the date of such Drawing until such amount is paid in full at, for the first three days, the Federal Funds Rate and, thereafter, the Base Rate. Upon, but only upon, making such required payment to the Issuing Bank, a Bank shall be entitled to receive its Percentage Interest of the Unreimbursed Letter of Credit Obligations together with interest accrued thereon, and, until such payment in full by such Bank, the Issuing Bank shall hold such Bank's Percentage Interest as collateral for such payment.

       (iv) The obligation of the Borrower and each Bank under this Section 1.04, in the case of the Borrower, to reimburse the Issuing Bank for, and in the case of such Bank, to fund its Percentage Interest in the Unreimbursed Letter of Credit Obligations together with interest thereon shall be absolute and unconditional under any and all circumstances and irrespective of:

      (A) any setoff, counterclaim or defense to payments which the Borrower or such Bank may at any time have against the Issuing Bank based on (1) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (2) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (3) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or (4) the occurrence of any Default; and

      (B) the existence of any claim, setoff, other defense or other right which the Borrower or such Bank may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Bank, any other Bank or any other Person, whether in connection with any Letter of Credit, any Loan Document, or the transactions contemplated therein, or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit).

In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order without responsibility for further investigation, regardless of any notice or information to the contrary and not thereby constituting gross negligence, willful misconduct or a knowing violation of Applicable Law.

       Section 1.05. Prepayments. The Borrower may, at any time and from time to time, prepay the Loans in whole or in part, without premium or penalty (but subject to Section 7.04), except that any partial prepayment shall be in an aggregate principal amount of at least Two Million Dollars ($2,000,000) and larger integral multiples of One Hundred Thousand Dollars ($100,000). The Borrower shall give the Agent notice of each prepayment no later than 10:00 a.m., on the Business Day in the case of a prepayment of Base Rate Loans, and, in the case of a prepayment of Eurodollar Rate Loans, on the third Eurodollar Business Day before, the date of such prepayment. Each such notice of prepayment shall be in the form of Schedule 1.05 and shall specify (i) the date such prepayment is to be made and (ii) the amount and Type and, in the case of Eurodollar Rate Loans, the last day of the applicable Interest Period of the Loans to be prepaid. Upon receipt of any such notice, the Agent shall promptly notify each Bank of the contents thereof and the amount and Type and, in the case of Eurodollar Rate Loans, the last day of the applicable Interest Period of each Loan of such Bank to be prepaid. Amounts to be prepaid together with interest thereon as provided in Section 1.03(b) shall irrevocably be due and payable on the date specified in the applicable notice of prepayment.

       Section 1.06. Limitation on Types of Loans. Section 1.06 of the Other Credit Facility is incorporated herein in its entirety by reference to the extent as if fully set forth herein.

       Section 1.07. Reduction of Commitments. Section 1.07 of the Other Credit Facility is incorporated herein in its entirety by reference to the extent as if fully set forth herein.

       Section 1.08. Fees. (a) Commitment Fees. The Borrower shall pay to the Agent for the account of each Bank a commitment fee on the daily unused amount of such Bank's Commitment under the Facility for each day of the Facility Period at a rate per annum of .15%, payable quarterly in arrears on the last day of each calendar quarter (commencing on the quarter ending June 30, 1997, on the Maturity Date and on the date of any reduction of such Commitment (to the extent accrued and unpaid on the amount of the reduction).

       (b) Letter of Credit Fees. (i) The Borrower shall pay to the Issuing Bank, for its own account, (A) the Letter of Credit Fronting Fee of .10% per annum, which shall be payable quarterly in arrears on the last day of each calendar quarter and on the Repayment Date and (B) the standard processing fees of the Issuing Bank for the issuance, reconfirmation, reissuance and amendment of each Letter of Credit with respect thereto, as such processing fees are in effect from time to time.

       (ii) The Borrower shall pay to the Agent, for the account of each Bank, with respect to each undrawn Letter of Credit, a Letter of Credit Commission on the daily Letter of Credit Amount of each such Bank at a rate equal to the Applicable LC Fee Rate. Such fee shall be payable quarterly in arrears on the last day of each calendar quarter and on the Repayment Date.

       (c) Utilization Fee. If on any day the sum of the outstanding aggregate principal amount of the Loans, Unreimbursed Letters of Credit Obligations and the aggregate of all Letter of Credit Amounts exceeds fifty percent of the aggregate Commitments and the Other Credit Facility Commitments, the Borrower shall pay to the Agent for the account of each Bank, a Utilization Fee, provided that no Utilization Fee shall be payable with respect to any day unless the Eurodollar Rate Margin is equal to or less than .45% on such day. The Utilization Fee shall be paid quarterly in arrears on the last day of each calendar quarter and on the Repayment Date.

       (d)  Fees Non-Refundable.  None of the fees payable under this Section
1.08 shall be refundable in whole or in part.

       Section 1.09. Computation of Interest and Fees. Interest calculated on the basis of the Eurodollar Rate or the Federal Funds Rate, and the Letter of Credit Fronting Fee and the Letter of Credit Commission shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. Interest calculated on the basis of the Prime Rate and the commitment fees shall be computed on the basis of 365 days, as applicable, and paid for the actual number of days elapsed. Interest for any period shall be calculated from and including the first day thereof to but excluding the last day thereof.

       Section 1.10. Evidence of Indebtedness. Each Bank's Loans and the Borrower's obligation to repay such Loans with interest in accordance with the terms of this Agreement shall be evidenced by this Agreement, the records of such Bank and a single Note payable to the order of such Bank which, subject to
Section 9.20, may be a Registered Note. The records of each Bank shall be prima facie evidence of such Bank's Loans and accrued interest thereon and of all payments made in respect thereof. Drawings, participations and the Borrower's obligations to repay Drawings with interest in accordance with the terms of this Agreement shall be evidenced by this Agreement and the records of the Issuing Bank. The records of the Issuing Bank, shall, absent manifest error, be prima facie evidence of, with respect to each Letter of Credit, the amount of Unreimbursed Letter of Credit Obligations and each Bank's Percentage Interest therein.

       Section 1.11. Payments by the Borrower. (a) Time, Place and Manner. All payments due to the Agent under the Loan Documents shall be made to the Agent at the Agent's Office or at such other address as the Agent may designate by notice to the Borrower. All payments due to any Bank under the Loan Documents shall, in the case of payments on account of principal of or interest on the Loans or fees, be made to the Agent at the Agent's Office and, in the case of all other payments, be made directly to such Bank at its Domestic Lending Office or at such other address as such Bank may designate by notice to the Borrower. A payment shall not be deemed to have been made on any day unless such payment has been received by the required Person, at the required place of payment, in Dollars in funds immediately available to such Person at such place, no later than 12:00 noon on such day.

       (b) No Reductions. All payments due to the Agent, the Issuing Bank, or any Bank under the Loan Documents, and all other terms, conditions, covenants and agreements to be observed and performed by the Borrower thereunder, shall be made, observed or performed by the Borrower without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment, counterclaim (whether sounding in tort, contract or otherwise) or Tax, except, subject to
Section 1.13, for any withholding or deduction for Taxes required to be withheld or deducted under Applicable Law.

       (c) Authorization to Charge Accounts. The Borrower hereby authorizes the Agent, the Issuing Bank and each Bank, if and to the extent any amount payable by the Borrower under the Loan Documents (whether payable to such Person or to any other Person that is the Agent, the Issuing Bank or a Bank) is not otherwise paid when due, to charge such amount against any or all of the accounts of the Borrower with such Person or any of its Affiliates (whether maintained at a branch or office located within or without the United States), with the Borrower remaining liable for any deficiency.

       (d) Extension of Payment Dates. Whenever any payment to the Agent, the Issuing Bank or any Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a day that is not a Business Day, or, in the case of payments of the principal of Eurodollar Rate Loans, a Eurodollar Business Day, such payment shall instead be due on the next succeeding Business or Eurodollar Business Day, as the case may be, unless, in the case of a payment of the principal of Eurodollar Rate Loans, such extension would cause payment to be due in the next succeeding calendar month, in which case such due date shall be advanced to the next preceding Eurodollar Business Day. If the date any payment under the Loan Documents is due is extended (whether by operation of any Loan Document, Applicable Law or otherwise), such payment shall bear interest for such extended time at the rate of interest applicable hereunder.

       Section 1.12. Distribution of Payments by the Agent. (a) Distribution to Banks. The Agent shall promptly distribute to each Bank its Percentage Interest of each payment received by the Agent under the Loan Documents for the account of the Banks by credit to an account of such Bank at the Agent's Office or by wire transfer to an account of such Bank at an office of any other commercial bank located in the United States.

       (b) Agent Reliance. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks under the Loan Documents that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, in reliance upon such assumption, cause to be distributed to each Bank on such due date a corresponding amount with respect to the amount then due such Bank. If and to the extent the Borrower shall not have so made such payment in full to the Agent and the Agent shall have so distributed to any Bank a corresponding amount, such Bank shall, on demand, repay to the Agent the amount so distributed together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate until (and including) the third Business Day after demand is made and thereafter at the Base Rate.

       Section 1.13. Taxes. The provisions of Article 1, Section 1.13 of the Other Credit Facility are incorporated in their entirety by reference in this Agreement to the extent as if fully set forth herein.

       Section 1.14. Pro Rata Treatment. Except to the extent otherwise provided herein, (a) Loans of each Type to be made on any day shall be made by the Banks pro rata in accordance with their respective Commitments, (b) Loans of the Banks shall be converted and continued pro rata in accordance with their respective amounts of Loans of the Type and, in the case of Eurodollar Rate Loans, having the Interest Period being so converted or continued, (c) each reduction in the Commitments shall be made pro rata in accordance with the respective amounts thereof, (d) each payment of the principal of or interest on the Loans, reimbursement of Drawings or payment of fees shall be made for the account of the Banks pro rata in accordance with their respective Percentage Interests.
Para Def Code here returns to original

                                   ARTICLE 2.

                         CONDITIONS TO CREDIT EXTENSIONS

       Section 2.01. Conditions to Initial Credit Extensions. The obligation of each Bank to make its initial Loan (or, if no Loans have been made at such time, the obligation of the Issuing Bank to issue the initial Letter of Credit) is subject to the fulfillment of each of the following conditions:

       (a) the Agent shall have received each of the following, in form and substance satisfactory to the Agent:

      (i) a certificate of the Secretary or an Assistant Secretary of the Borrower, dated the requested date for the making of such Credit Extension, substantially in the form of Schedule 2.01(a)(i), to which shall be attached copies of the resolutions and by-laws referred to in such certificate;

      (ii) a copy of the certificate of incorporation of the Borrower, certified, as of a recent date, by the Secretary of State or other appropriate official of the Borrower's jurisdiction of incorporation;

      (iii) a good standing certificate with respect to the Borrower and each Material Subsidiary, issued as of a recent date by the Secretary of State or other appropriate official of such Person's jurisdiction of incorporation, together with a confirmation from such Secretary of State or other official, updating the information in such certificate;

      (iv) an opinion of counsel for the Borrower, dated the requested date for the making of such Credit Extension, substantially in the form of
  Schedule 2.01(a)(iv);

      (v) an opinion of counsel for the Agent, dated the requested date for the making of such Credit Extension;

      (vi) a certificate of the president, chief financial officer or treasurer of the Borrower, dated the requested date for the making of such Credit Extension, setting forth in the form of a sample calculation the manner and degree of detail in which the Borrower will make the calculations required by Section 5.01(c) of the Other Credit Facility;

      (vii)  a duly executed Note for each Bank;

      (viii) such instruments and other documents as the Agent may request, the possession of which is necessary or appropriate in the Agent's determination to give effect to this Agreement under Applicable Law;

      (ix) an officer's certificate or other evidence confirming that LdE controls the Borrower;

      (x)  a copy of the UTC Environmental Report; and

      (xi) evidence that prior to or contemporaneously with the initial Credit Extension, the Other Credit Facility, has been amended to reflect the execution and delivery of this Agreement; and

       (b) all fees payable on or prior to the requested date of such Credit Extension pursuant to Section 1.08 of the Other Credit Facility and this Agreement, and all amounts payable pursuant to Section 9.02 of the Other Credit Facility and this Agreement, for which invoices have been delivered to the Borrower on or prior to such date, shall have been paid in full or arrangements satisfactory to the Agent shall have been made to cause them to be paid in full concurrently with such Credit Extension.

       Section 2.02. Conditions to Each Credit Extension. The obligation of each Bank to make each Loan requested to be made by it, including its initial Loan, and the obligation of the Issuing Bank to issue each Letter of Credit requested to be issued by it (including, if no Loans have been made at such time, the initial Letter of Credit) is subject to the fulfillment of each of the following conditions:

       (a) the Agent and, in the case of a request for the issuance of a Letter of Credit, the Issuing Bank, shall have received, in the case of a Loan, a notice of borrowing with respect to such Loan complying with the requirements of
Section 1.02(a) and, in the case of a Letter of Credit, a request for the issuance of such Letter of Credit complying with the requirements of Section 1.02(b);

       (b) each Loan Document Representation and Warranty shall be true and correct at and as of the time of such Credit Extension (except to the extent such representations and warranties expressly relate to an earlier date), both with and without giving effect to such Credit Extension and all other Credit Extensions and to the application of the proceeds thereof;

       (c) no Default shall have occurred and be continuing at the time of such Credit Extension or would result from the making of such Credit Extension and all other Credit Extensions or from the application of the proceeds thereof;

       (d) such Bank shall have received such material Information as it may have requested pursuant to Section 5.01(f) of the Other Credit Facility; and

       (e) such Credit Extension will not contravene any Applicable Law applicable to such Bank.

       Except to the extent that the Borrower shall have disclosed in the notice of borrowing or in the request for the issuance of a Letter of Credit, as applicable, or in a subsequent notice given to, in the case of Loans, the Banks or, in the case of Letters of Credit, the Issuing Bank, prior to 10:00 a.m. (New York time) on the requested date of a Credit Extension, that a condition specified in clause (b) or (c) above will not be fulfilled as of the requested time of such Credit Extension, the Borrower shall be deemed to have made a Representation and Warranty as of the time of such Credit Extension that the conditions specified in such clauses have been fulfilled as of such time. No such disclosure by the Borrower that a condition specified in clause (b) or (c) above will not be fulfilled as of the requested time of a requested Credit Extension shall affect the right of each Bank or the Issuing Bank, as the case may be, not to make the Credit Extension requested to be made by it if, in such Person's determination, such condition has not been fulfilled at such time.


                                   ARTICLE 3.

                     CERTAIN REPRESENTATIONS AND WARRANTIES

       Section 3.01. Representations and Warranties. In order to induce the Agent, each Bank, and the Issuing Bank to enter into this Agreement and to make each Credit Extension requested, all of the representations and warranties contained in Article 3 of the Other Credit Facility are incorporated in their entirety by reference in this Agreement to the same extent as fully set forth herein.


                                   ARTICLE 4.

                                CERTAIN COVENANTS

       Section 4.01. Covenants. From the Agreement Date and until the Repayment Date the Borrower shall comply with all of the Covenants contained in
Article 4 of the Other Credit Facility which is incorporated in its entirety by reference in this Agreement to the extent as if fully set forth herein.


                                   ARTICLE 5.

                                   INFORMATION

       Section 5.01. Information to be Furnished. From the Agreement Date and until the Repayment Date, the Borrower shall furnish to each Bank all of the Information in accordance with Article 5 of the Other Credit Facility which
Article 5 is incorporated in its entirety by reference in this Agreement to the extent as if fully set forth herein. Notwithstanding the foregoing, if the Borrower has already provided the Information required at the time requested in accordance with Article 5 of the Other Credit Facility, the Borrower shall not be required to comply hereunder if the information is the same as was supplied under the Other Credit Facility.


                                   ARTICLE 6.

                                     DEFAULT

       Section 6.01. Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of the Borrower or any Subsidiary, or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

       (a) Any payment of principal on any of the Loans, the Notes or the Drawings under this Agreement or any prepayment shall not be made when and as due (whether at maturity, by reason of notice of prepayment or acceleration or otherwise) and in accordance with the terms of this Agreement and the Notes; or any payment of interest, fees or any other amount due under this Agreement shall not be made within three Business Days of when due; and

       (b)  Any Event of Default under Section 6.01 of the Other Credit
Facility.

       Section 6.02. Remedies Upon Event of Default. During the continuance of any Event of Default (other than one specified in Section 6.01(e) of the Other Credit Facility with respect to the Borrower) and in every such event, the Agent, upon notice to the Borrower, may do any or all of the following: (a) declare, in whole or, from time to time, in part, the principal of and interest on the Loans and the Notes and all other amounts owing under the Loan Documents to be, and the Loans and the Notes and all such other amounts shall thereupon and to that extent become, due and payable, (b) terminate, in whole or, from time to time, in part, the Commitments and (c) require the Borrower to deposit in the Cash Collateral Account with the Issuing Bank, funds sufficient to reimburse or to enable the Issuing Bank to fund the full amount that is available to be drawn under all outstanding Letters of Credit. Upon the occurrence of an Event of Default specified in Section 6.01(e) of the Other Credit Facility automatically and without any notice to the Borrower, (a) the principal of and interest on the Loans and the Notes and all other amounts owing under the Loan Documents shall be due and payable and (b) the Commitments shall terminate. Presentment, demand, protest or notice of any kind (other than the notice provided for in the first sentence of this Section 6.02) are hereby expressly waived.

       Section 6.03. Cash Collateral Account. (a) Cash Collateral Account. When required by the terms of this Agreement, the Borrower shall establish and maintain a special account (the "Cash Collateral Account") at the offices of the Agent and under the Agent's sole dominion and control.

       (b) Setoff. The Agent on behalf of the Banks and the Issuing Bank shall have rights of setoff and a security interest and charge in the Cash Collateral Account. If any Default or Event of Default shall have occurred and be continuing, all amounts then on deposit or anytime thereafter deposited in the Cash Collateral Account in lieu of being released to the Borrower, shall in the discretion of the Agent, be returned by the Agent and/or applied by the Agent against any and all of the amounts due and payable hereunder, whether by acceleration or otherwise.

       (c) Release of Funds After Repayment Date. Any funds remaining in the Cash Collateral Account after the Repayment Date shall be released to the Borrower.


                                   ARTICLE 7.

                      ADDITIONAL CREDIT FACILITY PROVISIONS

       Section 7.01. Additional Credit Facility Provisions. All of the provisions of Article 7 of the Other Credit Facility are incorporated herein in their entirety by reference to the same extent as if fully set forth in this Agreement.


                                   ARTICLE 8.

                                    THE AGENT

       Section 8.01. Appointment and Powers. The Issuing Bank and each Bank hereby irrevocably appoints and authorizes the Agent, individually and in its capacity as Agent, to act as the agent for such Issuing Bank or Bank under the Loan Documents, with such powers as are delegated to the Agent by the terms thereof, together with such other powers as are reasonably incidental thereto. The Agent's duties shall be purely ministerial and the Agent shall have no duties or responsibilities except those expressly set forth in the Loan Documents. The Agent shall not be required under any circumstances to take any action that, in its judgment, (a) is contrary to any provision of the Loan Documents or Applicable Law or (b) would expose the Agent to any Liability or expense against which it has not been indemnified to its satisfaction. The Agent shall not, by reason of its serving as the Agent, be a trustee or other fiduciary for any Bank.

       Section 8.02. Limitation on Liability of Agent. Neither the Agent nor any of its respective directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence, willful misconduct or knowing violations of law. The Agent shall not be responsible to the Issuing Bank or any Bank for (a) any recitals, statements, representations or warranties contained in the Loan Documents or in any certificate or other document referred to or provided for in, or received by the Issuing Bank or any of the Banks under, the Loan Documents, (b) the validity, effectiveness or enforceability of the Loan Documents or any such certificate or other document, or (c) any failure by the Borrower to perform any of its obligations under the Loan Documents. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact so long as the Agent was not grossly negligent in selecting or directing such agents or attorneys-in-fact. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, facsimile, telegram or cable) believed by it to be genuine and correct and to have been signed or given by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by the Loan Documents, the Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.

       Section 8.03. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment to it of fees or Drawings or principal of or interest on Loans) unless the Agent has received notice from a Bank or the Borrower specifying such Default and stating that such notice is a "Notice of Default". In the event that the Agent has knowledge of such a non-payment or receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks. In the event of any Default, the Agent shall (a) in the case of a Default that constitutes an Event of Default, take any or all of the actions referred to in clauses (a) and (b) of the first sentence of Section 6.02 if so directed by the Required Banks and (b) in the case of any Default, take such other action with respect to such Default as shall be reasonably directed by the Required Banks. Unless and until the Agent shall have received such directions, in the event of any Default, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Banks.

       Section 8.04. Rights as a Bank. Each Person acting as the Agent that is also a Bank shall, in its capacity as a Bank, have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall include such Person in its individual capacity. Each Person acting as the Agent (whether or not such Person is a Bank) and its Affiliates may (without having to account therefor to the Issuing Bank or any Bank) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower and its Affiliates as if it were not acting as an Agent, and such Person and its Affiliates may accept fees and other consideration from the Borrower and its Affiliates for services in connection with the Loan Documents or otherwise without having to account for the same to the Issuing Bank or the Banks.

       Section 8.05. Indemnification. The Banks agree to indemnify the Agent (to the extent not reimbursed by the Borrower under the Loan Documents), ratably on the basis of their respective Percentage Interests, for any and all Liabilities, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including the costs and expenses that the Borrower is obligated to pay under the Loan Documents) in any way relating to or arising out of the Loan Documents or any other documents contemplated thereby or referred to therein or the transactions contemplated thereby or the enforcement of any of the terms thereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent (a) they are subject to the indemnity contemplated by the last sentence of Section 9.10(b) or (b) they arise from gross negligence, willful misconduct or knowing violations of law by the Agent.

       Section 8.06. Non-Reliance on the Agent, the Issuing Bank and Other Banks. Each Bank agrees that it has made and will continue to make, independently and without reliance on the Agent or the Issuing Bank or any other Bank, and based on such documents and information as it deems appropriate, its own credit analysis of the Borrower, and its own decision to enter into the Loan Documents and to take or refrain from taking any action in connection therewith. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of the Borrower or any Subsidiary thereof. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent under the Loan Documents, the Agent shall not have any obligation to provide any Bank with any information concerning the business, status or condition of the Borrower or any Subsidiary thereof, the Loan Documents that may come into the possession of the Agent or any of its Affiliates.

       Section 8.07. Execution and Amendment of Loan Documents on Behalf of the Banks. Each Bank hereby authorizes the Agent to execute and deliver, in the name of and on behalf of such Bank, any other Loan Document requiring execution by or on behalf of such Bank. The Agent shall consent to any amendment of any term, covenant, agreement or condition of the Loan Documents, or to any waiver of any right thereunder, if, but only if, the Agent is directed to do so in writing by the Required Banks; provided, however, that (i) the Agent shall not be required to consent to any such amendment or waiver that affects its rights or duties and (ii) the Agent shall not, unless directed to do so in writing by each Bank, consent to any assignment by the Borrower of any of its rights or obligations under any such agreement in connection with the Loan Documents, except as required or permitted by the Loan Documents.

       Section 8.08. Resignation of the Agent. The Agent may at any time give notice of its resignation to the Issuing Bank, the Banks and the Borrower. The Agent shall resign if directed by the Required Banks. Upon receipt of any such notice of resignation or removal, the Required Banks may, after consultation with the Borrower, appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or removal, then the retiring Agent may, on behalf of the Banks and after consultation with the Borrower, appoint a successor Agent. Upon the acceptance by any Person of its appointment as a successor Agent, (a) such Person shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations as Agent under the Loan Documents. After any retiring Agent's resignation or removal as Agent, the provisions of this Article 8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.


                                   ARTICLE 9.

                                  MISCELLANEOUS

       Section 9.01. Notices and Deliveries. (a) Notices and Information. Except as provided in Section 9.01(b):

       (i) Manner of Delivery. All notices, communications and materials (including all Information) to be given or delivered pursuant to the Loan Documents shall, except in those cases where giving notice by telephone is expressly permitted, be given or delivered in writing (which shall include telex and facsimile transmissions). Notices under Sections 1.02(a), 1.02(b), 1.03(c), 1.04(b), 1.05, 1.07 and 6.02 may be by telephone, promptly, in the case of each notice other than one under Section 6.02, confirmed in writing. In the event of a discrepancy between any telephonic notice and any written confirmation thereof, such written confirmation shall be deemed the effective notice except to the extent that the any Person has acted in reliance on such telephonic notice.

       (ii) Addresses. All notices, communications and materials to be given or delivered pursuant to the Loan Documents shall be given or delivered at the following respective addresses and facsimile and telephone numbers and to the attention of the following individuals or departments:

           (A) if to the Borrower, to it at:

                 Trigen Energy Corporation
                 One Water Street
                 White Plains, New York  10601

                 Fax No.:  (914) 286-6777
                 Telephone No.: (914) 286-6600

                 Attention:  Treasurer

            (B) if to any Bank, to it at the address or fax or telephone number and to the attention of the individual or department, set forth below such Bank's name under the heading "Notice Address" on Annex A or, in the case of a Bank that becomes a Bank pursuant to an assignment, set forth under the heading "Notice Address" in the Notice of Assignment given to the Borrower and the Agent with respect to such assignment;

           (C) if to the Issuing Bank at an address or fax or telephone number different from that determined in accordance with clause (B) above with respect to the Bank that is the Issuing Bank, to it at:

                 1221 Avenue of the Americas
                 New York, New York  10020

                 Fax No.:         (212) 278-7428
                 Telephone No.: (212) 278-6727

                 Attention:  Specialized Letter of Credit Services

           (D) if to the Agent at an address or fax or telephone number different from that determined in accordance with clause (B) above with respect to the Bank that is the Agent, to it at:

                 1221 Avenue of the Americas
                 New York, New York  10020

                 Fax No.:         (212) 278-7463
                 Telephone No.: (212) 278-6926

                 Attention:  Ms. Betty Burg, French Corporate Group

or at such other address or fax or telephone number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify for the purpose in a notice specifically captioned "Notice of Change of Address" given to (x) if the party to which such information pertains is the Borrower, the Agent, the Issuing Bank and each Bank, (y) if the party to which such information pertains is the Agent, the Borrower, the Issuing Bank and each Bank and (z) if the party to which such information pertains is a Bank or the Issuing Bank, the Borrower and the Agent.

       (iii) Effectiveness. Each notice and communication and any material to be given or delivered pursuant to the Loan Documents shall be deemed so given or delivered (A) if sent by registered or certified mail, postage prepaid, return receipt requested, on the third Business Day after such notice, communication or material, addressed as above provided, is delivered to a United States post office and a receipt therefor is issued thereby, (B) if sent by any other means of physical delivery, when such notice, communication or material is delivered to the appropriate address as above provided, (C) if sent by facsimile, when such notice, communication or material is transmitted to the appropriate fax number as above provided and is received at such number and (D) if given by telephone, when communicated to the individual or any member of the department specified as the individual or department to whose attention notices, communications and materials are to be given or delivered, or, in the case of notice by the Agent to the Borrower under Section 6.02 given by telephone as above provided, if any individual or any member of the department to whose attention notices, communications and materials are to be given or delivered is unavailable at the time, to any other officer or employee of the Borrower, except that (1) notices of a change of address, fax or telephone number or individual or department to whose attention notices, communications and materials are to be given or delivered shall not be deemed given until received and (2) notices, communications and materials to be given or delivered to the
(x) Agent or any Bank pursuant to Sections 1.02(a), 1.03(c), 1.04(b), 1.05, 1.07 and 1.12(b) and Article 5 shall not be deemed given or delivered until received by the officer of the Agent or such Bank responsible, at the time, for the administration of the Loan Documents and (y) the Issuing Bank pursuant to
Section 1.02(b) shall not be deemed given or delivered until received by the officer of the Issuing Bank responsible, at the time, for the administration of the Issuing Bank's commitment hereunder to issue Letters of Credit.

       (iv) Reasonable Notice. Any requirement under Applicable Law of reasonable notice by the Agent, the Issuing Bank or the Banks to the Borrower of any event in connection with, or in any way related to, the Loan Documents or the exercise by the Agent, the Issuing Bank or the Banks of any of their rights thereunder shall, to the extent permitted by Applicable Law, be met if notice of such event is given to the Borrower in the manner prescribed above at least 10 days before (A) the date of such event or (B) the date after which such event will occur.

       Section 9.02. Expenses; Indemnification. Whether or not any Credit Extensions are made hereunder, the Borrower shall:

      (a) pay or reimburse the Agent, the Issuing Bank and each Bank for all transfer, documentary, stamp and similar taxes, and all recording and filing fees and taxes, payable in connection with, arising out of, or in any way related to, the execution, delivery and performance of the Loan Documents or the making of the Loans or the Drawings or the issuance of the Letters of Credit, if any;

      (b) pay or reimburse the Agent for all reasonable costs and expenses (including fees and disbursements of legal counsel, appraisers, accountants and other experts employed or retained by the Agent) incurred by such Person in connection with, arising out of, or in any way related to (i) the negotiation, preparation, execution and delivery of (A) the Loan Documents and (B) whether or not executed, any waiver, amendment or consent thereunder or thereto, (ii) the administration of and any operations under the Loan Documents, (iii) consulting with respect to any matter in any way arising out of, related to, or connected with, the Loan Documents, including (A) the protection, preservation, exercise or enforcement of any of the rights of such Person or the Banks in, under or related to the Loan Documents or (B) the performance of any of the obligations of such Person or the Banks under or related to the Loan Documents, or (iv) protecting, preserving, exercising or enforcing any of the rights of such Person or the Banks in, under or related to the Loan Documents;

      (c) pay or reimburse each Bank and the Issuing Bank for all reasonable costs and expenses (including fees and disbursements of legal counsel and other experts employed or retained by such Person) incurred by such Person in connection with, arising out of, or in any way related to protecting, preserving, exercising or enforcing any of its rights in, under or related to the Loan Documents; and

      (d) indemnify and hold each Indemnified Person harmless from and against all losses (including judgments, penalties and fines) suffered, and pay or reimburse each Indemnified Person for all costs and expenses (including reasonable fees and disbursements of legal counsel and other experts employed or retained by such Indemnified Person) incurred, by such Indemnified Person in connection with, arising out of, or in any way related to (i) any Loan Document Related Claim (whether asserted by such Indemnified Person or the Borrower or any other Person), including the prosecution or defense thereof and any litigation or proceeding with respect thereto (whether or not, in the case of any such litigation or proceeding, such Indemnified Person is a party thereto), or (ii) any investigation, governmental or otherwise, arising out of, related to, or in any way connected with, the Loan Documents or the relationships established thereunder, except that the foregoing indemnity shall not be applicable to any loss suffered by any Indemnified Person to the extent such loss is the result of acts or omissions on the part of such Indemnified Person constituting (w) gross negligence, (x) willful misconduct,
  (y) knowing violations of law or (z) in the case of claims by the Borrower against such Indemnified Person, such Indemnified Person's failure to observe any other standard applicable to it under any of the other provisions of the Loan Documents or, but only to the extent not waivable thereunder, Applicable Law.

       If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Indemnified Person in respect of which indemnity may be sought from the Borrower, such Indemnified Person shall promptly notify the Borrower in writing, and the Borrower shall assume the defense thereof, including the employment of counsel satisfactory to such Indemnified Person, and the payment of all expenses. Any Indemnified Person seeking indemnification shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Person unless (a) the Borrower has agreed to pay such fees and expenses or (b) the Borrower shall have failed to assume the defense of such action or proceeding or shall have failed to employ counsel satisfactory to such Indemnified Person in any such action or proceeding or (c) the named parties to any such action or proceeding (including any impleaded parties) include such Indemnified Person, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or additional to those available to the Borrower (in which case, if such Indemnified Person notifies the Borrower in writing that it elects to employ separate counsel at the expense of the Borrower, the Borrower shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Person; it being understood, however, that the Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons, which firm shall be designated in writing by such Indemnified Persons). The Borrower shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent, or if there is a final judgment for the plaintiff in any such action or proceeding, the Borrower agrees to indemnify and hold harmless any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.

       Section 9.03. Amounts Payable Due Upon Request for Payment. All amounts payable by the Borrower under Section 9.02 and under the other provisions of the Loan Documents shall, except as otherwise expressly provided, be immediately due upon request for the payment thereof.

       Section 9.04. Remedies of the Essence. The various rights and remedies of the Agent, the Issuing Bank and the Banks under the Loan Documents are of the essence of those agreements, and the Agent, the Issuing Bank and the Banks shall be entitled, to the extent permitted by Applicable Law, to obtain a decree requiring specific performance of each such right and remedy.

       Section 9.05. Rights Cumulative. Each of the rights and remedies of the Agent, the Issuing Bank and the Banks under the Loan Documents shall be in addition to all of their other rights and remedies under the Loan Documents and Applicable Law, and nothing in the Loan Documents shall be construed as limiting any such rights or remedies.

       Section 9.06. Disclosures. Each of the Agent, the Issuing Bank and the Banks agrees to hold any information (which is not already public information) which it may receive from the Borrower or any Subsidiary pursuant to any Loan Document in confidence, except for disclosure (i) to other Banks, the Agent, or the Issuing Bank, (ii) to legal counsel, accountants, and other professional advisors to the Agent, the Issuing Bank or such Bank, as the case may be, (iii) to regulatory officials, (iv) as requested pursuant to or as required by Applicable Law, (v) in connection with any legal proceeding to which the Agent, the Issuing Bank or such Bank, as the case may be, is a party, and (vi) to potential assignees and participants of such Bank, provided, that such Bank shall require any assignee or participant to be bound in like manner to this
Section 9.06.

       Section 9.07. Amendments; Waivers. Any term, covenant, agreement or condition of the Loan Documents may be amended, and any right under the Loan Documents may be waived, if, but only if, such amendment or waiver is in writing and is signed by the Required Banks and, if the rights and duties of the Agent or the Issuing Bank are affected thereby, by the Agent or the Issuing Bank, as the case may be, and in the case of an amendment with respect to any Loan Document, by the Borrower; provided, however, that no amendment or waiver shall be effective, unless in writing and signed by each Bank affected thereby, to the extent it (i) changes the amount of such Bank's Commitment, except as permitted by Section 7.07, (ii) reduces (A) the principal of or the rate of interest on
(1) such Bank's Loans or Notes or (2) any of the Drawings or (B) the fees payable to such Bank hereunder, (iii) postpones any date fixed for (A) any payment of (1) principal of or interest on (aa) such Bank's Loans or Notes or
(bb) any of the Drawings or (2) the fees payable to such Bank hereunder or (B) the expiration of any Letter of Credit if such postponement would extend the expiration of such Letter of Credit beyond the Termination Date, or (iv) amends or waives the requirements of, or an Event of Default under, Section 1.14,
Section 3.21, Section 6.01(h) of the Other Credit Facility, this Section 9.07 or any other provision of this Agreement requiring the consent or other action of all of the Banks. Unless otherwise specified in such waiver, a waiver of any right under the Loan Documents shall be effective only in the specific instance and for the specific purpose for which given. No election not to exercise, failure to exercise or delay in exercising any right, nor any course of dealing or performance, shall operate as a waiver of any right of the Agent, the Issuing Bank or any Bank under the Loan Documents or Applicable Law, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of the Agent, the Issuing Bank or any Bank under the Loan Documents or Applicable Law.

       Section 9.08. Set-Off; Suspension of Payment and Performance. The Agent, the Issuing Bank and each Bank is hereby authorized by the Borrower, at any time and from time to time, without notice, to the extent permitted by Applicable Law, during any Event of Default, to set off against, and to appropriate and apply to the payment of, the Liabilities of the Borrower under the Loan Documents (whether owing to such Person or to any other Person that is the Agent, the Issuing Bank or a Bank and whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all Liabilities owing by such Person or any of its Affiliates to the Borrower (whether payable in Dollars or any other currency, whether matured or unmatured and, in the case of Liabilities that are deposits, whether general or special, time or demand and however evidenced and whether maintained at a branch or office located within or without the United States).

       Section 9.09. Sharing of Recoveries. (a) Each Bank agrees that, if, for any reason, including as a result of (i) the exercise of any right of counterclaim, set-off, banker's lien or similar right, (ii) its claim in any applicable bankruptcy, insolvency or other similar law being deemed secured by a Debt owed by it to the Borrower, including a claim deemed secured under Section 506 of the Bankruptcy Code, or (iii) the allocation of payments by the Agent or the Borrower in a manner contrary to the provisions of Section 1.14, such Bank shall receive payment of a proportion of the aggregate amount due and payable to it hereunder as principal of or interest on the Loans, Drawings or fees that is greater than the proportion received by any other Bank in respect of the aggregate of such amounts due and payable to such other Bank hereunder, then the Bank receiving such proportionately greater payment shall purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the rights of the other Banks hereunder so that all such recoveries with respect to such amounts due and payable hereunder (net of costs of collection) shall be pro rata; provided that if all or part of such proportionately greater payment received by the purchasing Bank is thereafter recovered by or on behalf of the Borrower from such Bank, such purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such Bank to the extent of such recovery, but without interest (unless the purchasing Bank is required to pay interest on the amount recovered to the Person recovering such amount, in which case the selling Bank shall be required to pay interest at a like rate). The Borrower expressly consents to the foregoing arrangements and agree that any holder of a participation in any rights hereunder so purchased or acquired pursuant to this Section 9.09(a) shall, with respect to such participation, be entitled, to the extent permitted by Applicable Law, to all of the rights of a Bank under Sections 7.02 of the Other Credit Facility, 9.02 and 9.08 (subject to any condition imposed on a Bank hereunder with respect thereto) and may, to the extent permitted by Applicable Law, exercise any and all rights of set-off with respect to such participation as fully as though the Borrower was directly indebted to the holder of such participation for Loans to the Borrower in the amount of such participation.

       (b) Each Bank agrees to exercise any right of counterclaim, set-off, banker's lien or similar right that it may have in respect of the Borrower in a manner so as to apportion the amount subject to such exercise, on a pro rata basis, between (i) obligations of such Borrower for amounts subject to the sharing provisions of Section 9.09(a) and (ii) other Liabilities of such Borrower.

       Section 9.10. Assignments and Participations. (a) Assignments. (i) The Borrower may not assign any of its rights or obligations under the Loan Documents without the prior written consent of the Agent, the Issuing Bank and each Bank, and no assignment of any such obligation shall release the Borrower therefrom unless the Agent or the Issuing Bank and each Bank, as applicable, shall have consented to such release in a writing specifically referring to the obligation from which the Borrower is to be released.

       (ii) Each Bank may from time to time assign any or all of its rights and obligations under the Loan Documents to one or more Eligible Assignees; provided that, except in the case of the grant of a security interest to a Federal Reserve Bank (which may be made without condition or restriction), no such assignment shall be effective unless (A) the assignment is consented to by the Borrower (unless an Event of Default specified in Section 6.01(e) of the Other Credit Facility with respect to the Borrower exists), which consent shall not be unreasonably withheld (it being agreed that the failure of a proposed assignee to have a long term debt rating of A- or higher is a valid reason for withholding consent), the Issuing Bank and the Agent (which consents shall not be unreasonably withheld), (B) if less than the full amount of the assignor Bank's Commitment, the assignment shall involve the assignment of not less than $5,000,000 of the assignor Bank's Commitment, (C) a Notice of Assignment with respect the assignment, duly executed by the assignor and the assignee, shall have been given to the Borrower and the Agent, (D) in the case of an assignment of a Registered Note, such Registered Note shall have been surrendered for registration of assignment duly endorsed by (or accompanied by a written instrument of assignment duly executed by) the Registered Holder and such assignment shall have been recorded on the Register and (E) except in the case of an assignment by the Bank that is the Agent, the Agent shall have been paid an assignment fee of $2,500. Upon any effective assignment, the assignor shall be released from the obligations so assigned and, in the case of an assignment of all of its Loans and Commitment, shall cease to be a Bank. In the event of any effective assignment by a Bank, the Borrower shall, against receipt of the existing Note of the assignor Bank, issue a new Note to the assignee Bank and, in the case of a partial assignment, to the assignor Bank, appropriately reflecting such assignment.

       (b) Participations. Each Bank may from time to time sell or otherwise grant participations in any or all of its rights and obligations under the Loan Documents without the consent of the Borrower, the Agent, the Issuing Bank or any other Bank. In the event of any such grant by a Bank of a participation, such Bank's obligations under the Loan Documents to the other parties thereto shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, and the Borrower, the Agent and the other Banks may continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations thereunder. A Bank may not grant to any holder of a participation the right to require such Bank to take or omit to take any action under the Loan Documents, except that a Bank may grant to any such holder the right to require such holder's consent to (i) reduce (A) the principal of or the rate of interest on (1) such Bank's Loans or Notes or (2) any of the Drawings or (B) the fees payable to such Bank hereunder, (ii) postpone any date fixed for (A) any payment of (1) principal of or interest on (aa) such Bank's Loans or Notes or (bb) any of the Drawings or (2) the fees payable to such Bank hereunder or (B) the expiration of any Letter of Credit if such postponement would extend the expiration date of such Letter of Credit beyond the Termination Date or (iii) except in connection with a transaction that is permitted under the Loan Documents, permit the Borrower to assign any of its obligations under the Loan Documents to any other Person. Each holder of a participation in any rights under the Loan Documents, if and to the extent the applicable participation agreement so provides, shall, with respect to such participation, be entitled to all of the rights of a Bank as fully as though it were a Bank under Sections 1.13 and 9.02(d) of this Agreement or 7.02, 7.03, 7.04 of the Other Credit Facility (subject to any conditions imposed on a Bank hereunder with respect thereto, including delivery of the forms and certificates required under Section 1.13(c)) and may, to the extent permitted by Applicable Law, exercise any and all rights of set-off with respect to such participation as fully as though the Borrower was directly indebted to the holder of such participation for Loans made to the Borrower in the amount of such participation; provided, however, that no holder of a participation shall be entitled to any amounts that would otherwise be payable to it with respect to its participation under Section 1.13 of this Agreement or 7.02 of the Other Credit Facility unless (x) such amounts are payable in respect of Regulatory Changes that are enacted, adopted or issued after the date the applicable participation agreement was executed or (y) such amounts would have been payable to the Bank that granted such participation if such participation had not been granted. Each Bank selling or granting a participation shall indemnify the Borrower and the Agent for any Taxes and Liabilities that they may sustain as a result of such Bank's failure to withhold and pay any Taxes applicable to payments by such Bank to its participant in respect of such participation.

       Section 9.11. Governing Law. This Agreement and the Notes (including matters relating to the Maximum Permissible Rate) shall be construed in accordance with and governed by the law of the State of New York (without giving effect to its choice of law principles other than Section 5-1401 of the New York General Obligations Law).

       Section 9.12. Judicial Proceedings; Waiver of Jury Trial. Any judicial proceeding brought against the Borrower with respect to any Loan Document Related Claim may be brought in any court of competent jurisdiction in The City of New York, and, by execution and delivery of this Agreement, the Borrower (a) accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts and any related appellate court and irrevocably agrees to be bound by any final judgment rendered thereby in connection with any Loan Document Related Claim and (b) irrevocably waives, to the extent permitted by Applicable Law, any objection it may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum. The Borrower hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 9.01(a)(ii), and service so made shall be deemed completed on the third Business Day after such service is deposited in the mail. Nothing herein shall affect the right of any Agent, the Issuing Bank, any Bank or any other Indemnified Person to serve process in any other manner permitted by law or shall limit the right of any Agent, the Issuing Bank, any Bank or any other Indemnified Person to bring proceedings against the Borrower in the courts of any other jurisdiction. THE BORROWER, THE AGENT, THE ISSUING BANK AND EACH BANK HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY LOAN DOCUMENT RELATED CLAIM.

       Section 9.13. Judgment Currency. If in connection with determining the amount of a judgment to be rendered in a currency other than Dollars (a "Foreign Currency"), it is necessary to convert a sum payable by the Borrower to an Indemnified Person under the Loan Documents in Dollars into such Foreign Currency, then, unless another rate of exchange is required under Applicable Law, the rate of exchange used shall be the Agent's Spot Rate of Exchange on the Business Day preceding the day on which final judgment is to be rendered. The obligations of the Borrower in respect of any such sum payable by it to such Indemnified Person under the Loan Documents in Dollars shall, notwithstanding any such judgment in such Foreign Currency, be discharged only to the extent that on the Business Day following actual receipt by such Indemnified Person of the amount of the judgment in such Foreign Currency, such Indemnified Person is able to purchase Dollars in New York with such sum of Foreign Currency, whether or not at the Agent's Spot Rate of Exchange. As a separate obligation and notwithstanding any such judgment, the Borrower shall pay such Indemnified Person on demand in Dollars any difference between the amount originally payable by the Borrower to such Indemnified Person in Dollars and the amount of Dollars that may be so purchased. In the event that the amount that may be so purchased exceeds the amount originally payable, such Indemnified Person shall promptly remit such excess to the Borrower.

       Section 9.14. LIMITATION OF LIABILITY. NEITHER THE AGENT, THE ISSUING BANK, THE BANKS, ANY OTHER INDEMNIFIED PERSON NOR (EXCEPT AS OTHERWISE PROVIDED HEREIN) THE BORROWER SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR, ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES SUFFERED BY SUCH PARTY IN CONNECTION WITH ANY LOAN DOCUMENT RELATED CLAIM.

       Section 9.15. Severability of Provisions. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by Applicable Law, the Borrower hereby waives any provision of Applicable Law that renders any provision of the Loan Documents prohibited or unenforceable in any respect.

       Section 9.16. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

       Section 9.17. Survival of Obligations. Except as otherwise expressly provided therein, the rights and obligations of the Borrower, the Agent, the Issuing Bank, the Banks and the other Indemnified Persons under the Loan Documents shall survive the Repayment Date.

       Section 9.18. Entire Agreement. This Agreement and the Notes embody the entire agreement among the Borrower, the Agent, the Issuing Bank and the Banks relating to the subject matter hereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

       Section 9.19. Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

       Section 9.20. Registered Notes. A Bank that is a Non-US Bank that has complied with Section 1.13(c)(A)(1)(bb) may have its Note issued as a Registered Note, and for this purpose the Borrower shall cause to be maintained a Register. Once issued, Registered Notes may not be exchanged for Notes that are not Registered Notes, and of the Loans evidenced thereby, may be transferred only in accordance with the provisions of Section 9.10(a)(ii)(D).


                                   ARTICLE 10

                                 INTERPRETATION

       Section 10.1. Defined Terms. Terms used herein and not defined herein shall have the meanings set forth in Article 10 of the Other Credit Facility. For the purposes of this Agreement:

       "Agent" means Societe Generale, as agent for the Banks and the Issuing Bank under the Loan Documents, and any successor Agent appointed pursuant to
Section 8.08.

       "Agent's Office" means the address of the Agent specified in or determined in accordance with the provisions of Section 9.01.

       "Agreement" means this Revolving Credit Facility, including all schedules, annexes and exhibits hereto, as the same may be amended, modified or supplemented from time to time.

       "Agreement Date" means the date set forth as such on the first page hereof, which date is the date the executed copies of this Agreement were deemed delivered by all parties hereto and, accordingly, this Agreement became effective and the Banks first became committed to make the Loans and other extensions of credit contemplated by this Agreement.

       "Bank" means (a) any Person listed on the signature pages hereof following the Agent and (b) any Person (other than the Borrower or any of its Affiliates) that has been assigned any or all of the rights or obligations of a Bank pursuant to Section 9.10 or has replaced a Bank pursuant to Section 7.07.

       "Base Rate" means, for any day, a rate per annum equal to the higher of
(a) the Prime Rate in effect on such day; or (b) the sum of the Federal Funds Rate in effect on such day plus 1/2%.

       "Base Rate Loan" means any Loan the interest on which is, or is to be, as the context may require, computed on the basis of the Base Rate.

       "Borrower" means Trigen Energy Corporation, a Delaware corporation.

       "Commitment" of any Bank means (a) the amount set forth opposite such Bank's name under the heading "Commitment" on Annex A or, in the case of a Bank that becomes a Bank pursuant to an assignment, the amount of the assignor's Commitment assigned to such Bank, in either case, as the same may be reduced from time to time pursuant to Section 1.07 or increased or reduced from time to time pursuant to assignments in accordance with Section 9.10(a), or (b) as the context may require, the obligation of such Bank to make Loans in an aggregate unpaid principal amount not exceeding such amount.

       "Commitment Fee" shall have the meaning set forth in Section 1.08(a).

       "Credit Extension" means (a) the making by any Bank of any Loan or (b) the issuance or renewal by the Issuing Bank of any Letter of Credit.

       "Default" means any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

       "Domestic Lending Office" of any Bank means, (a) as applied to any Bank,
(i) the branch or office of such Bank set forth below such Bank's name under the heading "Domestic Lending Office" on Annex A or, in the case of a Bank that becomes a Bank pursuant to an assignment, the branch or office of such Bank set forth under the heading "Domestic Lending Office" in the Notice of Assignment given to the Borrower and the Agent with respect to such assignment or (ii) such other branch or office of such Bank designated by such Bank from time to time as the branch or office at which its Base Rate Loans are to be made or maintained and (b) as applied to the Issuing Bank, (i) the branch or office of the Issuing Bank set forth below under the heading "Issuing Bank Domestic Lending Office" on Annex A or (ii)such other branch or office of such Bank designated by the Issuing Bank from time to time at which Drawings are to be made or maintained.

       "Eurodollar Lending Office" of any Bank means (a) as applied to any Bank
(i) the branch or office of such Bank set forth below such Bank's name under the heading "Eurodollar Lending Office" on Annex A or, in the case of a Bank that becomes a Bank pursuant to an assignment, the branch or office of such Bank set forth under the heading "Eurodollar Lending Office" in the Notice of Assignment given to the Borrower and the Agent with respect to such assignment or (ii) such other branch or office of such Bank designated by such Bank from time to time as the branch or office at which its Eurodollar Rate Loans are to be made or maintained and (b) as applied to the Issuing Bank, if such branch or office is different from the Eurodollar Lending Office of the Bank that is the Issuing Bank, (i) the branch or office of the Issuing Bank set forth below the name of the Bank that is the Issuing Bank under the heading" Issuing Bank Eurodollar Lending Office on Annex A or (ii)such other branch or office of such Bank designated by the Issuing Bank from time to time as the branch or the office at which Drawings are to be made or maintained.

       "Eurodollar Rate" means, for any Interest Period, the Rate that appears on the Telerate Screen Page in the column headed "USD" for a period equal to such Interest Period, at 11:00 a.m. (London time) two Eurodollar Business Days before the first day of such Interest Period. If the Telerate Screen Page becomes unavailable or if for any other reason determined by the Agent in good faith, the Agent is unable to determine the appropriate Eurodollar Rate by reference to the Telerate Screen Page, then "Eurodollar Rate" shall mean, for such Interest Period, the rate per annum determined by the Agent to be the rate per annum determined by the Reference Bank to be the rate at which the Reference Bank offered or would have offered to place with first-class banks in the London interbank market deposits in Dollars in amounts comparable to the Eurodollar Rate Loan of the Reference Bank to which such Interest Period applies, for a period equal to such Interest Period, at 11:00 a.m. (London time) on the second Eurodollar Business Day before the first day of such Interest Period.

       "Eurodollar Rate Loan" means any Loan the interest on which is, or is to be, as the context may require, computed on the basis of the Eurodollar Rate.

       "Eurodollar Rate Margin" means (a) .75% so long as the Borrower shall not maintain an S & P Rating of at least BBB-; and (b) so long as the Borrower shall receive and maintain an S & P Rating of at least BBB-, the Eurodollar Rate Margin shall be determined in accordance with the following table:

       S & P Rating             Eurodollar Rate Margin

       A- or higher             .30%

       BBB+                     .35%

       BBB                      .40%

       BBB-                     .45%

The Eurodollar Rate Margin shall be increased or decreased in accordance with this definition upon any change in the S & P Rating and such increased or decreased Eurodollar Rate Margin shall be effective from the date of the announcement of such new S & P Rating.

       "Event of Default" means any of the events specified in Section 6.01.


       "Facility" means the revolving credit of up to Thirty-Five Million Dollars ($35,000,000) granted to the Borrower subject and pursuant to the Agreement, as the same may be reduced pursuant to Section 1.07.

       "Facility Period" means the period commencing on the June 24, 1997 and ending on the Termination Date.

       "Federal Funds Rate" means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of quotations for such day on such transactions received by Societe Generale from three Federal funds brokers of recognized standing selected by such bank.

       "Interest Payment Date" means (a) for any Base Rate Loan, (i) the last Business Day of each month; and (ii) the day on which any principal amount of such Base Rate Loan matures and becomes due and payable; and (b) for any Eurodollar Loan, (i) the last day of each Interest Period for such Eurodollar Loan; (ii) the last day of each three month portion of each Interest Period which is longer than three months; and (iii) the day on which any principal amount of such Eurodollar Loan matures and becomes due and payable.

       "Interest Period" means a period commencing, in the case of the first Interest Period applicable to a Eurodollar Rate Loan, on the date of the making of, or conversion into, such Loan, and, in the case of each subsequent, successive Interest Period applicable thereto, on the last day of the immediately preceding Interest Period, and ending, depending on the Type of Loan, on the same day in the first, second, third or sixth calendar month thereafter, except that (a) any Interest Period that would otherwise end on a day that is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day and (b) any Interest Period that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month in which such Interest Period ends) shall end on the last Eurodollar Business Day of a calendar month.

       "Issuing Bank" means with respect to each Letter of Credit issued by Societe Generale pursuant to Section 1.02(b), Societe Generale in its capacity as the issuing bank of the Letter of Credit.

       "Issuing Bank's Office" means the address of the Issuing Bank specified in or determined in accordance with the provisions of Section 9.01.

       "Lending Office" of any Bank means the Domestic Lending Office or the Eurodollar Lending Office of such Bank.

       "Letter of Credit" means any standby letter of credit issued by the Issuing Bank pursuant to Section 1.01(b).

       "Letter of Credit Amount" means, at any time, an amount equal to the product of: (a) the aggregate undrawn amount under such Letter of Credit at such time; multiplied by (b) such Bank's Percentage Interest.

       "Letter of Credit Commission" means a commission equal to the Applicable LC Fee Rate based on the aggregate Letter of Credit Amount.

       "Letter of Credit Fees" shall mean the fees described in Section 1.08(b).

       "Letter of Credit Fronting Fee" means a fee of .10% of the aggregate undrawn amount of all Letters of Credit issued hereunder, which fee is to be paid quarterly in arrears to the Issuing Bank.

       "Loan" means any amount advanced by a Bank pursuant to Section 1.01(a).

       "Loan Document Representation and Warranty" means any "Representation and Warranty" as defined in any Loan Document or the Existing Credit Agreement and any other representation or warranty made or deemed made under any Loan Document or the Existing Credit Agreement.

       "Loan Documents" means (a) this Agreement, the Notes and the Letters of Credit and (b) the Other Credit Facility, Other Credit Facility Notes and the Letters of Credit issued pursuant to the Other Credit Facility and (c) all other agreements, documents and instruments delivered pursuant to any of the foregoing.

       "Maturity Date" means for any Loan, the earlier of: (a) the Termination Date; and (b) the date on which the maturity of the Loan has been accelerated pursuant to Section 6.02.

       "Note" means any Note in the form of Exhibit A and includes such a Note that is a Registered Note.

       "Notice of Assignment" means any notice to the Borrower and the Agent with respect to an assignment and acceptance pursuant to Section 9.10 in the form of Schedule 9.10.

       "Other Credit Facility" means the $125,000,000 Revolving Credit Facility dated as of April 4, 1997 among the Borrower, Agent, and the Banks, as the same may be restated or amended from time to time.

       "Other Credit Facility Commitments" of any Bank means (a) the amount set forth opposite such Bank's name under the heading "Commitment" on Annex A of the Other Credit Facility or, in the case of a Bank that becomes a Bank pursuant to an assignment, the amount of the assignor's Commitment assigned to such Bank, as the same may be reduced from time to time pursuant to Section 1.07 of the Other Credit Facility or increased or reduced from time to time pursuant to assignments in accordance with Section 9.10(a) of the Other Credit Facility; or
(b) as the context may require, the obligation of such Bank to make loans pursuant to the Other Credit Facility in an aggregate unpaid principal amount not exceeding such amount.

       "Other Credit Facility Notes" means the notes issued by the Borrower pursuant to the Other Credit Facility.

       "Percentage Interest" means, as to a Bank, the percentage set forth opposite such Bank's name on Annex A of this Agreement and any amendment or assignment hereto, or if applicable, in the Register.

       "Post-Default Rate" means the rate otherwise applicable under Section 1.03(a) plus 2%.

       "Prime Rate" means the rate of interest from time to time announced by Societe Generale at its office in New York, New York as its prime commercial lending rate for extensions of credit in Dollars, which rate is not necessarily the lowest rate of interest charged or received by Societe Generale. Each change in the Prime Rate resulting from a change in such prime commercial lending rate shall take effect when such prime commercial lending rate changes.

       "Reference Bank" means Societe Generale, New York.

       "Register" means a register kept at the Agent's office by the Agent on behalf of the Borrower, on which the Agent records the names of the Registered holders of Registered Notes.

       "Registered Holder" means the Person in whose name a Registered Note is registered.

       "Registered Note" means a Note the name of the holder of which has been recorded on the Register. The registration of a Note shall constitute the registration of the Loan evidenced thereby.

       "Repayment Date" means the later of (a) the termination of the Commitments (whether as a result of the occurrence of the Termination Date, reduction to zero pursuant to Section 1.07 or termination pursuant to Section 6.02) and (b) the payment in full of the Loans, Drawings and all other amounts payable or accrued hereunder.

       "Required Banks" means, at any time, Banks having more than two thirds (66-2/3%) of the Loans and Participations outstanding, or if there are no Loans or Participations outstanding, more than two thirds (66-2/3%) of the aggregate amount of the Commitment. Any determination of those Banks constituting Required Banks shall be made by the Agent and shall be conclusive and binding on all parties absent manifest error.

       "Telerate Screen" means the display of interest settlement rates (commonly known as LIBOR) for Dollar deposits in London designated as page 3750 on the Dow Jones Telerate Service (or any other page that replaces page 3750 and displays London interbank settlement rates for Dollar deposits).

       "Termination Date" means: (a) the Business Day immediately prior to the first anniversary of the Agreement Date; or (b) if the Facility Period has been extended pursuant to Section 1.01(c), the Business Day as contained in a notice from the Agent to the Borrower.

       "Type" means, with respect to Loans, any of the following, each of which shall be deemed to be a different "Type" of Loan: Base Rate Loans, Eurodollar Rate Loans having a one-month Interest Period, Eurodollar Rate Loans having a two-month Interest Period, Eurodollar Rate Loans having a three-month Interest Period and Eurodollar Rate Loans having a six-month Interest Period. Any Eurodollar Rate Loan having an Interest Period that differs from the duration specified for a Type of Eurodollar Rate Loan listed above solely as a result of the operation of clauses (a) and (b) of the definition of "Interest Period" shall be deemed to be a Loan of such above-listed Type notwithstanding such difference in duration of Interest Periods.

       "Uniform Customs" means Uniform Customs and Practice for Commercial Documentary Credits of the International Chamber of Commerce, revision 500 of 1993 and as the same may be amended, modified or supplemented.

       "Unreimbursed Letter of Credit Obligations" means any amounts which the Borrower is required to reimburse the Issuing Bank for Drawings.

       Section 10.02. Other Interpretive Provisions. (a) Except as otherwise specified herein, all references herein (i) to any Person shall be deemed to include such Person's successors and assigns, (ii) to any Applicable Law defined or referred to herein shall be deemed references to such Applicable Law or any successor Applicable Law as the same may have been or may be amended or supplemented from time to time and (iii) to any Loan Document or Contract defined or referred to herein shall be deemed references to such Loan Document or Contract (and, in the case of any Note or any other instrument, any instrument issued in substitution therefor) as the terms thereof may have been or may be amended, supplemented, waived or otherwise modified from time to time.

       (b) When used in this Agreement, the words "herein", "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the words "Article", "Section", "Annex", "Schedule" and "Exhibit" shall refer to Articles and Sections of, and Annexes, Schedules and Exhibits to, this Agreement unless otherwise specified.

       (c) Whenever the context so requires, the neuter gender includes the masculine or feminine, the masculine gender includes the feminine, and the singular number includes the plural, and vice versa.

       (d) Any item or list of items set forth following the word "including", "include" or "includes" is set forth only for the purpose of indicating that, regardless of whatever other items are in the category in which such item or items are "included", such item or items are in such category, and shall not be construed as indicating that the items in the category in which such item or items are "included" are limited to such items or to items similar to such items.

       (e) Each authorization in favor of the Agent, the Issuing Bank, the Banks or any other Person granted by or pursuant to this Agreement shall be deemed to be irrevocable and coupled with an interest.

       (f) Except as otherwise specified herein, all references to the time of day shall be deemed to be to New York City time as then in effect.

       Section 10.03. Accounting Matters. Unless otherwise specified herein, all accounting determinations hereunder and all computations utilized by the Borrower shall be made in accordance with Section 10.03 of the Other Credit Facility.

       Section 10.04. Representations and Warranties. All Representations and Warranties shall be deemed made (a) in the case of any Representation and Warranty contained in this Agreement at the time of its initial execution and delivery, at and as of the Agreement Date, (b) in the case of any Representation and Warranty contained in this Agreement or any other document at the time any Loan is made, at and as of such time and (c) in the case of any particular Representation and Warranty, wherever contained, at such other time or times as such Representation and Warranty is made or deemed made in accordance with the provisions of this Agreement or the document pursuant to, under or in connection with which such Representation and Warranty is made or deemed made.

       Section 10.05. Captions. Captions to Articles, Sections and subsections of, and Annexes, Schedules and Exhibits to, this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

       Section 10.06. Interpretation of Related Documents. Except as otherwise specified herein or therein, terms that are defined herein that are used in Notes, certificates, opinions and other documents delivered in connection herewith shall have the meanings ascribed to them herein and such documents shall be otherwise interpreted in accordance with the provisions of this
Article 10.

       IN WITNESS WHEREOF, the parties hereto have caused this 364-Day Revolving Credit Facility to be executed by their duly authorized officers as of the Agreement Date.


                      TRIGEN ENERGY CORPORATION



                      By
                         Name:
                         Title:

       IN WITNESS WHEREOF, the parties hereto have caused this 364-Day Revolving Credit Facility to be executed by their duly authorized officers as of the Agreement Date.

                 SOCIETE GENERALE,
                 as Agent, as Issuing Bank and as a Bank



                 By
                    Name:
                    Title:

       IN WITNESS WHEREOF, the parties hereto have caused this 364-Day Revolving Credit Facility to be executed by their duly authorized officers as of the Agreement Date.


                 COMPAGNIE FINANCIERE DE CIC ET DE L'UNION
                      EUROPEENNE



                 By
                    Name:
                    Title:


       IN WITNESS WHEREOF, the parties hereto have caused this 364-Revolving Credit Facility to be executed by their duly authorized officers as of the Agreement Date.


                      CREDIT LOCAL DE FRANCE



                      By
                    Name:
                    Title:


       IN WITNESS WHEREOF, the parties hereto have caused this 364-Day Revolving Credit Facility to be executed by their duly authorized officers as of the Agreement Date.


                      CREDIT COMMERCIAL DE FRANCE



                      By
                         Name:
                         Title:


       IN WITNESS WHEREOF, the parties hereto have caused this 364-Day Revolving Credit Facility to be executed by their duly authorized officers as of the Agreement Date.


                      BANQUE FRANCAISE DU COMMERCE
                      EXTERIEUR



                      By
                         Name:
                         Title:


       IN WITNESS WHEREOF, the parties hereto have caused this 364-Day Revolving Credit Facility to be executed by their duly authorized officers as of the Agreement Date.


                      MELLON BANK, N.A.



                      By
                         Name:
                         Title:


       IN WITNESS WHEREOF, the parties hereto have caused this 364-Day Credit Facility to be executed by their duly authorized officers as of the Agreement Date.

                      THE DAI-ICHI KANGYO BANK, LTD.



                      By
                         Name:
                         Title:


       IN WITNESS WHEREOF, the parties hereto have caused this 364-Day Credit Facility to be executed by their duly authorized officers as of the Agreement Date.


                      UMB BANK, N.A.



                      By
                         Name:
                         Title: